Rocket Companies Announces Fourth Quarter and Full Year 2022 Results

•Generated Full Year 2022 revenue of $5.8 billion and net income of $700 million
•Reached 25.4 million Rocket Accounts1 across our ecosystem, as of December 31, 2022
•Rocket Rewards, our loyalty program, grew its user base to 1 million clients

DETROIT, February 28, 2023 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), a Detroit-based fintech platform company consisting of tech-driven mortgage, real estate and financial services businesses – including Rocket Mortgage, Rocket Homes, Rocket Loans and Rocket Money – today announced results for the quarter and full year ended December 31, 2022.

“Last year marked a period of transformation for Rocket. We right-sized our business to respond to a challenging market; we also made key investments to serve our clients better on every step of their home ownership journey,” said Jay Farner, CEO of Rocket Companies. “With foundational pieces of our client engagement program in place, we are focused on expanding our top of funnel, lifting conversion and lowering our client acquisition cost, with the ultimate goal of growing our purchase market share and extending client lifetime value.”

Fourth Quarter 2022 Financial Summary2

ROCKET COMPANIES
($ amounts in millions, except per share)

	Q4-22	Q4-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Total Revenue, net	$481	$2,593	$5,838	$12,914
Total Expenses	$986	$1,737	$5,097	$6,730
GAAP Net (Loss) Income	$(493)	$865	$700	$6,072

Adjusted Revenue	$683	$2,435	$4,628	$12,427
Adjusted Net (Loss) Income	$(197)	$637	$(137)	$4,502
Adjusted EBITDA	$(204)	$901	$59	$6,200

GAAP Diluted (Loss) Earnings Per Share	$(0.14)	$0.32	$0.28	$2.32
Adjusted Diluted (Loss) Earnings Per Share	$(0.10)	$0.32	$(0.07)	$2.26

1 A Rocket Account holder is defined as a consumer who opens an account with any of our Rocket services, including Rocket Money. Each Rocket Account holder has unique account credentials across collective Rocket services through our single sign-on solution. A Rocket Account holder continues to be counted as one unless they delete or request that we remove their account information.
2 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures in the tables throughout this document may not foot due to rounding.

(Units in '000s, $ amounts in millions)

	Q4-22	Q4-21	YTD 22	YTD 21
Select Metrics	(Unaudited)		(Unaudited)
Closed loan origination volume	$19,030	$75,857	$133,129	$351,193
Gain on sale margin	2.17%	2.80%	2.82%	3.13%
Net rate lock volume	$15,012	$68,378	$117,757	$333,790
Amrock closings (units)	38.7	244.5	344.0	1,115.1

Fourth Quarter and Full Year 2022 Financial Highlights
During the fourth quarter of 2022:

•Generated total revenue, net of $481 million and net loss of $493 million, or a loss of 14 cents per diluted share. Generated total adjusted revenue of $683 million and adjusted net loss of $197 million, or an adjusted loss of 10 cents per diluted share.

•Rocket Mortgage generated $19 billion in mortgage origination closed loan volume. Gain on sale margin was 2.17%, which was largely impacted by higher than expected demand for Inflation Buster, our promotional purchase product.

•Reduced total expenses by $202 million dollars from Q3 2022 to Q4 2022, higher than initial expectations of $50 to 100 million.

•Total liquidity was approximately $8.1 billion, as of December 31, 2022, which includes $3.3 billion of available cash, $3.1 billion of undrawn lines of credit, and $1.7 billion of undrawn MSR lines.

•Grew servicing book unpaid principal balance to $535 billion at December 31, 2022. As of December 31, 2022, our servicing portfolio includes 2.5 million clients and generates approximately $1.5 billion of recurring servicing fee income on an annualized basis.

During the full year of 2022:

•Generated total revenue, net of $5.8 billion and delivered net income of $700 million, or 28 cents per diluted share. Generated total adjusted revenue of $4.6 billion and adjusted net loss of $137 million, or an adjusted loss of 7 cents per diluted share.

•Rocket Mortgage generated $133.1 billion in mortgage origination closed loan volume and gain on sale margin of 2.82%.

•Executed a disciplined and prudent approach to cost management and reduced overall cost structure by nearly $3 billion dollars an annualized basis, comparing Q4 2021 to Q4 2022, or more than 40% of total cost base.

•Repurchased 32.1 million shares cumulatively at an average price of $12.73. In total, we have returned $409.3 million to Class A common stockholders under the $1 billion share repurchase program renewed in November 2022.

Company Highlights
Rocket Platform

•As of December 31, 2022, Rocket Accounts reached 25.4 million total accounts. Rocket Accounts, a key north star metric, represents clients who have taken the action to create an account with us and with whom we may have visibility on credit worthiness, spending behavior, finances, home buying intent and more. Through these deeper, data-driven insights, we are able to deliver richer and more personalized experiences to Rocket Account holders and build ongoing relationships with them.

•On January 2, 2023, Rocket Money took the top spot for daily downloads in the iOS app store Finance category and also reached top 10 in the overall iOS app store. Rocket Money also had a record month of premium member growth in January 2023, the highest in its 8-year operating history.

•Rocket Rewards (www.myrocket.com/rewards), our loyalty program with more than 1 million clients, has shown strong client adoption and engagement since its launch in October 2022. Clients have already redeemed nearly $600,000 dollars in point value. In January, we introduced Rocket Rewards to our 2.5 million servicing clients.

•Rocket Mortgage net client retention rate was 95% over the 12 months ended December 31, 2022. There is a strong correlation between this metric and client lifetime value, and we believe our net client retention rate is unmatched among mortgage companies and on par with some of the best performing subscription business models in the world.

Technology and Product

•In November 2022, we launched a pilot Home Buying Plan to a test demographic. Home Buying Plan is a guided digital experience that helps our clients prepare for home ownership and stay informed throughout their home buying journey. Clients can set home buying milestones, engage with personalized financial tools and credit score improvement resources, search for their dream home, and receive advice on how to stay on track to be more confident home buyers.

•In December, Rocket Mortgage introduced a special purpose credit program that offers credits for first-time homebuyers to use toward their mortgage costs, available in specific census tracts in Atlanta, Baltimore, Chicago, Detroit, Memphis and Philadelphia.

•Through our partnership with Q2, Fourth Capital, a Tennessee-based community bank, became the first Q2 customer to add Rocket Mortgage’s digital home loan application to its mobile and online banking app and expand its financial offerings to its account holders.

Rocket ESG: For-More-Than-Profit

•In December, the Rocket Community Fund and Local Initiatives Support Corporation (LISC) announced a $2 million investment to support the “Rocket Wealth Accelerator Program.” The program provides financial coaching to income-qualified families in Detroit, Cleveland, Atlanta and Milwaukee and aims to help families meet emergency needs, build credit and grow generational wealth. Participants are also eligible to receive up to $500 in matching dollars for large-dollar goals such as purchasing a home or vehicle, and up to $300 for short-term or emergency savings goals.

First Quarter 2023 Outlook
In Q1 2023, we expect adjusted revenue of between $700 million to $850 million.

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with Rocket Mortgage online and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER3
($ amounts in millions)

	Q4-22	Q4-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Sold loan volume	$11,919	$50,392	$84,142	$213,889
Sold loan gain on sale margin	4.03%	4.32%	4.14%	4.75%
Revenue, net	$325	$2,181	$4,780	$10,581
Adjusted Revenue	$527	$2,023	$3,569	$10,094
Contribution margin	$46	$1,134	$1,051	$6,396

Partner Network

The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO. Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK
($ amounts in millions)

	Q4-22	Q4-21	YTD 22	YTD 21
	(Unaudited)		(Unaudited)
Sold loan volume	$9,132	$30,289	$60,499	$138,803
Sold loan gain on sale margin	0.95%	0.79%	1.05%	1.20%
Revenue, net	$71	$267	$639	$1,766
Adjusted Revenue	$71	$267	$639	$1,766
Contribution margin	$12	$113	$276	$1,079

3 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "sold" when it is sold to investors on the secondary market. We previously referred to "sold" loans as "funded" loans. See "Summary Segment Results" section later in this document and the footnote on “Segments” in the “Notes to Consolidated Financial Statements” in the Company’s forthcoming filing on Form 10-K for more information.

Balance Sheet and Liquidity

We remain in a strong liquidity position, with total liquidity of $8.1 billion, which includes $0.7 billion of cash on-hand, $2.6 billion of corporate cash used to self-fund loan originations, a portion of which could be transferred to funding facilities (warehouse lines) at our discretion, $3.1 billion of undrawn lines of credit from non-funding facilities, and $1.7 billion of undrawn MSR lines. As of December 31, 2022, our available cash position was $3.3 billion, which includes cash on-hand and corporate cash used to self-fund loan originations, combined with the $6.9 billion of mortgage servicing rights, representing a total of $10.2 billion dollars of asset value on our balance sheet. As of December 31, 2022, our total equity was $8.5 billion and reflects the impact of the special dividend of $1.01 per share that was paid during the first quarter of 2022 to Class A shareholders and funded through a $2.0 billion distribution.

BALANCE SHEET HIGHLIGHTS
($ amounts in millions)

	December 31, 2022	December 31, 2021
	(Unaudited)
Cash and cash equivalents	$722	$2,131
Mortgage servicing rights (“MSRs”), at fair value	$6,947	$5,386
Funding facilities	$3,549	$12,752
Other financing facilities and debt	$4,701	$5,994
Total equity	$8,476	$9,760

Fourth Quarter and Full Year 2022 Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on February 28, 2023 to discuss its results for the quarter and full year ended December 31, 2022. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event.

Consolidated Statements of Income (Loss)
($ In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain (loss) on sale of loans excluding fair value of MSRs, net	$(7,498)	$993,588	$1,166,770	$6,604,215
Fair value of originated MSRs	288,281	926,842	1,970,647	3,864,359
Gain on sale of loans, net	280,783	1,920,430	3,137,417	10,468,574
Loan servicing income (loss)
Servicing fee income	370,633	355,880	1,458,637	1,325,938
Change in fair value of MSRs	(407,126)	(133,232)	185,036	(689,432)
Loan servicing income (loss), net	(36,493)	222,648	1,643,673	636,506
Interest income
Interest income	85,101	118,233	350,591	430,086
Interest expense on funding facilities	(35,812)	(56,146)	(166,388)	(261,146)
Interest income, net	49,289	62,087	184,203	168,940
Other income	187,213	387,601	873,200	1,640,446
Total revenue, net	480,792	2,592,766	5,838,493	12,914,466
Expenses
Salaries, commissions and team member benefits	519,024	804,136	2,797,868	3,356,815
General and administrative expenses	196,342	315,779	906,195	1,183,418
Marketing and advertising expenses	175,413	305,584	945,694	1,249,583
Depreciation and amortization	23,987	19,243	94,020	74,713
Interest and amortization expense on non-funding debt	38,333	125,968	153,596	230,740
Other expenses	33,111	166,711	199,209	634,296
Total expenses	986,210	1,737,421	5,096,582	6,729,565
(Loss) income before income taxes	(505,418)	855,345	741,911	6,184,901
Benefit from (provision for) income taxes	12,763	9,971	(41,978)	(112,738)
Net (loss) income	(492,655)	865,316	699,933	6,072,163
Net loss (income) attributable to non-controlling interest	475,039	(817,265)	(653,512)	(5,763,953)
Net (loss) income attributable to Rocket Companies	$(17,616)	$48,051	$46,421	$308,210

(Loss) earnings per share of Class A common stock
Basic	$(0.14)	$0.36	$0.39	$2.36
Diluted	$(0.14)	$0.32	$0.28	$2.32

Weighted average shares outstanding
Basic	121,751,798	132,607,997	120,577,548	130,578,206
Diluted	121,751,798	1,985,285,921	1,971,620,573	1,989,433,567

Consolidated Balance Sheets
($ In Thousands, Except Shares and Per Share Amounts)

	December 31, 2022	December 31, 2021
Assets	(Unaudited)
Cash and cash equivalents	$722,293	$2,131,174
Restricted cash	66,806	80,423
Mortgage loans held for sale, at fair value	7,343,475	19,323,568
Interest rate lock commitments (“IRLCs”), at fair value	90,635	538,861
Mortgage servicing rights (“MSRs”), at fair value	6,946,940	5,385,613
Notes receivable and due from affiliates	10,796	9,753
Property and equipment, net	274,192	254,376
Deferred tax asset, net	537,963	572,049
Lease right of use assets	366,189	427,895
Forward commitments, at fair value	22,444	17,337
Loans subject to repurchase right from Ginnie Mae	1,642,392	1,918,032
Goodwill and intangible assets, net	1,258,928	1,296,926
Other assets	799,159	818,888
Total assets	$20,082,212	$32,774,895
Liabilities and equity
Liabilities:
Funding facilities	$3,548,699	$12,751,592
Other financing facilities and debt:
Lines of credit	—	75,000
Senior Notes, net	4,027,970	4,022,491
Early buy out facility	672,882	1,896,784
Accounts payable	116,331	271,544
Lease liabilities	422,769	482,184
Forward commitments, at fair value	25,117	19,911
Investor reserves	110,147	78,888
Notes payable and due to affiliates	33,463	33,650
Tax receivable agreement liability	613,693	688,573
Loans subject to repurchase right from Ginnie Mae	1,642,392	1,918,032
Other liabilities	393,200	776,714
Total liabilities	$11,606,663	$23,015,363
Equity
Class A common stock	$1	$1
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	19	19
Additional paid-in capital	276,221	287,558
Retained earnings	300,394	378,005
Accumulated other comprehensive income	69	81
Non-controlling interest	7,898,845	9,093,868
Total equity	8,475,549	9,759,532
Total liabilities and equity	$20,082,212	$32,774,895

Summary Segment Results for the Three Months Ended and Years Ended December 31, 2022 and 2021,
($ amounts in millions)
(Unaudited)

Three Months Ended December 31, 2022	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$325	$71	$396	$84	$481
Plus: Decrease in MSRs due to valuation assumptions (net of hedges)	202	—	202	—	202
Adjusted Revenue	$527	$71	$598	$84	$683
Directly attributable expenses	480	60	540	54	594
Contribution margin(1)	$46	$12	$58	$31	$89

Three Months Ended December 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$2,181	$267	$2,449	$144	$2,593
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(158)	—	(158)	—	(158)
Adjusted Revenue	$2,023	$267	$2,291	$144	$2,435
Directly attributable expenses	889	154	1,044	78	1,121
Contribution margin(1)	$1,134	$113	$1,247	$66	$1,314

Years Ended December 31, 2022	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$4,780	$639	$5,419	$420	$5,838
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(1,211)	—	(1,211)	—	(1,211)
Adjusted Revenue	$3,569	$639	$4,208	$420	$4,628
Directly attributable expenses	2,518	362	2,880	359	3,239
Contribution margin(1)	$1,051	$276	$1,327	$61	$1,388

Years Ended December 31, 2021	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP revenue, net	$10,581	$1,766	$12,347	$567	$12,914
Less: Increase in MSRs due to valuation assumptions (net of hedges)	(487)	—	(487)	—	(487)
Adjusted Revenue	$10,094	$1,766	$11,860	$567	$12,427
Directly attributable expenses	3,698	686	4,384	275	4,659
Contribution margin(1)	$6,396	$1,079	$7,475	$293	$7,768

(1) We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted Revenue less Directly attributable expenses. Adjusted Revenue is a non-GAAP financial measure described below. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, marketing and advertising expenses and other expenses, such as direct servicing costs and origination costs.

GAAP to non-GAAP Reconciliations

Adjusted Revenue Reconciliation ($ amounts in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Total revenue, net	$481	$2,593	$5,838	$12,914
Change in fair value of MSRs due to valuation assumptions (net of hedges) (1)	202	(158)	(1,211)	(487)
Adjusted Revenue	$683	$2,435	$4,628	$12,427

(1) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

Adjusted Net (Loss) Income Reconciliation ($ amounts in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net (loss) income attributable to Rocket Companies	$(18)	$48	$46	$308
Net (loss) income impact from pro forma conversion of Class D common shares to Class A common shares (1)	(474)	818	656	5,766
Adjustment to the benefit from (provision for) income tax (2)	120	(226)	(139)	(1,429)
Tax-effected net (loss) income (2)	(372)	640	563	4,646
Share-based compensation expense (3)	48	40	234	164
Change in fair value of MSRs due to valuation assumptions (net of hedges) (4)	202	(158)	(1,211)	(487)
Loss on extinguishment of Senior Notes	—	87	—	87
Litigation accrual (5)	—	—	—	15
Career transition program (6)	—	—	81	—
Change in Tax receivable agreement liability(7)	(10)	19	(34)	19
Tax impact of adjustments (8)	(65)	8	226	55
Other tax adjustments (9)	1	1	4	4
Adjusted Net (Loss) Income	$(197)	$637	$(137)	$4,502

(1) Reflects net (loss) income to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of December 31, 2022 and 2021.

(2) Rocket Companies is subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income of Holdings. The Adjustment to the benefit from (provision for) income tax reflects between (a) the income tax computed using the effective tax rates below applied to the (loss) income before income taxes assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of Holdings and (b) the benefit from (provision for) income taxes. The effective income tax rate for Adjusted Net (Loss) Income was 26.31% and 24.29% for three months and year ended December 31, 2022, respectively, and 25.21% and 24.92% for the three months and year ended December 31, 2021, respectively.

(3) The year ended December 31, 2022 amounts exclude the impact of the career transition program.

(4) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(5) Reflects legal accrual related to a specific legal matter.

(6) Reflects net expenses associated with compensation packages, healthcare coverage, career transition services, and accelerated vesting of certain equity awards.

(7) Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability.

(8) Tax impact of adjustments gives effect to the income tax related to share-based compensation expense, change in fair value of MSRs due to valuation assumptions, loss on extinguishment of Senior Notes, litigation accrual, career transition program and the change in Tax receivable agreement liability at the effective tax rates for each period.

(9) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation ($ in millions, except shares and per share)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Diluted weighted average Class A Common shares outstanding	121,751,798	1,985,285,921	1,971,620,573	1,989,433,567
Assumed pro forma conversion of Class D shares (1)	1,848,879,483	—	—	—
Adjusted diluted weighted average shares outstanding	1,970,631,281	1,985,285,921	1,971,620,573	1,989,433,567

Adjusted Net (Loss) Income	$(197)	$637	$(137)	$4,502
Adjusted Diluted (Loss) Earnings Per Share	$(0.10)	$0.32	$(0.07)	$2.26

(1) Reflects the pro forma exchange and conversion of non-dilutive Class D common stock to Class A common stock.

Adjusted EBITDA Reconciliation ($ amounts in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net (loss) income	$(493)	$865	$700	$6,072
Interest and amortization expense on non-funding debt	38	126	154	231
Income tax (benefit) provision	(13)	(10)	42	113
Depreciation and amortization	24	19	94	75
Share-based compensation expense (1)	48	40	234	164
Change in fair value of MSRs due to valuation assumptions (net of hedges) (2)	202	(158)	(1,211)	(487)
Litigation accrual (3)	—	—	—	15
Career transition program (4)	—	—	81	$—
Change in Tax receivable agreement liability (5)	(10)	19	(34)	19
Adjusted EBITDA	$(204)	$901	$59	$6,200

(1) The year ended December 31, 2022 amounts exclude the impact of the career transition program.

(2) Reflects changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, and the effects of contractual prepayment protection associated with sales of MSRs.

(3) Reflects legal accrual related to a specific legal matter.

(4) Reflects net expenses associated with compensation packages, healthcare coverage, career transition services, and accelerated vesting of certain equity awards.

(5) Reflects changes in estimates of tax rates and other variables of the Tax receivable agreement liability.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted Revenue, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Share and Adjusted EBITDA (collectively “our non-GAAP financial measures”) as non-GAAP measures which management believes provide useful information to investors. We believe that the presentation of our non-GAAP financial measures provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for revenue, net (loss) income, or any other operating performance measure calculated in accordance with GAAP. Other companies may define our non-GAAP financial measures differently, and as a result, our measures of our non-GAAP financial measures may not be directly comparable to those of other companies. Our non-GAAP financial measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures.

We define “Adjusted Revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions (net of hedges). We define “Adjusted Net (Loss) Income ” as tax-effected earnings before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions (net of hedges), loss on extinguishment of Senior Notes, a litigation accrual, career transition program, change in Tax receivable agreement liability, and the tax effects of those adjustments as applicable. We define “Adjusted Diluted (Loss) Earnings Per Share” as Adjusted Net (Loss) Income divided by the diluted weighted average number of Class A common stock outstanding for the applicable period, which assumes the pro forma exchange and conversion of all outstanding Class D common stock for Class A common stock. We define “Adjusted EBITDA” as earnings before interest and amortization expense on non-funding debt, income tax, depreciation and amortization, share-based compensation expense, change in fair value of MSRs due to valuation assumptions (net of hedges), a litigation accrual, career transition program, and change in Tax receivable agreement liability. We exclude from each of our non-GAAP financial measures the change in fair value of MSRs due to valuation assumptions (net of hedges) as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. We also exclude effects of contractual prepayment protection associated with sales of MSRs. Adjusted EBITDA includes Interest expense on funding facilities, which are recorded as a component of Interest income, net, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Our definitions of each of our non-GAAP financial measures allows us to add back certain cash and non-cash charges, and deduct certain gains that are included in calculating Total revenues, net, Net (loss) income attributable to Rocket Companies or Net (loss) income. However, these expenses and gains vary greatly, and are difficult to predict. From time to time in the future, we may include or exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors. During the year ended December 31, 2022, we revised our definition of Adjusted Net (Loss) Income and Adjusted EBITDA to also exclude the cash portion of share-based compensation expenses and the career transition program, respectively, and Adjusted EBITDA to include the Change in Tax receivable agreement liability, as these expenses do not directly affect what we consider to be our core operating performance. Comparative periods presented to the extent impacted were updated.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Our non-GAAP financial measures can represent the effect of long-term strategies as opposed to short-term results. Our presentation of our non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, our non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. Some of these limitations are: (a) they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments; (b) Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt; (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Revenue, Adjusted Net (Loss) Income and Adjusted EBITDA do not reflect any cash requirement for such replacements or improvements; and (d) they are not adjusted for all non-cash income or expense items that are reflected in our Consolidated Statements of Cash Flows. We compensate for these limitations by using our non-GAAP financial measures along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies is a Detroit-based fintech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Money, Rocket Loans, Rocket Auto, Rocket Mortgage Canada, Lendesk, Core Digital Media, Rocket Central and Rock Connections.

Rocket Companies' mission is to be the best at creating certainty in life's most complex moments so that its clients can live their dreams. The Company helps clients achieve the dream of home ownership and financial freedom through industry-leading client experiences powered by its simple, fast and trusted digital solutions. Rocket Companies ranked #7 on Fortune's list of the "100 Best Companies to Work For" in 2022 and has placed in the top third of the list for 19 consecutive years. For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 769-2058

Media Contact:
Aaron Emerson
aaronemerson@rocketcentral.com
(313) 373-3035